SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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MAM SOFTWARE GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Maple Park, Maple Court

Barnsley, UK S75 3DP

011 44 1244 311794

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Stockholders to Be Held on December 3, 2013

The Notice of Annual Meeting, Proxy Statement

and Annual Report on Form 10-K are available at: www.mamsoftware.com/usa/sec-filings

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON DECEMBER 3, 2013

To the Stockholders of MAM Software Group, Inc.:

NOTICE IS HEREBY GIVEN that an Annual Meeting of Stockholders of MAM Software Group, Inc., a Delaware corporation, will be held on December 3, 2013 at 9:30 a.m. (Eastern Standard Time) at the offices of Robinson Brog Leinwand Greene Genovese & Gluck P.C., 875 Third Avenue, 9th  Floor, New York, NY 10022, for the following purposes:

1.       To elect six (6) members of the Company’s Board of Directors, each to serve until the next Annual Meeting of Stockholders and until their successors are elected and qualified or until their earlier resignation or removal (“Proposal No. 1”);

2.       To consider and vote on a proposal to ratify the Board’s selection of KMJ Corbin & Company LLP as the Company’s independent auditors for the fiscal year ending June 30, 2014 (“Proposal No. 2”);

3.       To consider and act upon an advisory resolution on executive compensation (“Proposal No. 3”); and

4.       To consider and act upon such other business as may properly come before the Annual Meeting or any adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement that is attached and made a part of this Notice. Only stockholders of record of our Common Stock, $0.0001 par value per share, at the close of business on October 28, 2013 will be entitled to notice of, and to vote at, the Annual Meeting of Stockholders or any adjournment thereof.

A copy of our Annual Report to Stockholders on Form 10-K for the year ended June 30, 2013, which contains financial statements and other information of interest to stockholders, accompanies this Notice and the enclosed Proxy Statement.

All stockholders are cordially invited to attend the Annual Meeting of Stockholders in person. Your vote is important regardless of the number of shares you own. Only record or beneficial owners of MAM’s Common Stock as of the Record Date may attend the Annual Meeting in person. When you arrive at the Annual Meeting, you must present photo identification, such as a driver’s license. Beneficial owners also must provide evidence of stockholdings as of the Record Date, such as a recent brokerage account or bank statement.

Whether or not you expect to attend the Annual Meeting of Stockholders, please complete, sign, date, and return the enclosed proxy card in the enclosed postage-paid envelope in order to ensure representation of your shares. It will help in our preparations for the meeting if you would check the box on the form of proxy if you plan on attending the Annual Meeting. Your proxy is revocable in accordance with the procedures set forth in the Proxy Statement.

Barnsley, UK	By Order of the Board of Directors,

November 5, 2013	/s/ Michael G. Jamieson
MICHAEL G. JAMIESON
Chief Executive Officer

TABLE OF CONTENTS

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS	1

Information Concerning the Proxy Materials and the Annual Meeting	1

Voting Procedures and Vote Required	2

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	3

ELECTION OF DIRECTORS (Proposal No. 1)	5

CORPORATE GOVERNANCE	8

Board of Directors	8

Director Independence	8

Board Meetings and Attendance	8

Annual Meeting Attendance	8

Stockholder Communications with the Board	8

Board Committees	8

Family Relationships	9

Involvement in Certain Legal Proceedings	9

Leadership Structure of the Board	9

Risk Oversight	9

DIRECTOR COMPENSATION FOR FISCAL 2013	10

INFORMATION ABOUT OUR EXECUTIVE OFFICERS	11

EXECUTIVE COMPENSATION	12

Compensation Discussion and Analysis	12

Summary Compensation Table for Fiscal Years 2013 and 2012	13

Employment Agreements	14

Other Compensation	17

Outstanding Equity Awards at 2013 Fiscal Year End	17

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	18

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT	18

COMPENSATION COMMITTEE REPORT	19

AUDIT COMMITTEE REPORT	19

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS (Proposal No. 2)	20

APPROVAL OF ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION PROPOSAL (Proposal No. 3)	21

FUTURE STOCKHOLDER PROPOSALS	22

EXPENSES AND SOLICITATION	22

OTHER BUSINESS	22

ADDITIONAL INFORMATION	22

COMMITTEE CHARTERS

PROXY STATEMENT FOR 2014 ANNUAL MEETING OF STOCKHOLDERS

In this Proxy Statement, MAM Software Group, Inc., a Delaware corporation, is referred to as “MAM,” the “Company,” “we,” “us” and “our.”

Information Concerning the Proxy Materials and the Annual Meeting

Proxies in the form enclosed with this Proxy Statement are being solicited by our Board of Directors for use at the Annual Meeting of our Stockholders to be held at 9:30 a.m. (Eastern Standard Time) on December 3, 2013, at the offices of Robinson Brog Leinwand Greene Genovese & Gluck P.C., 875 Third Avenue, 9th Floor, New York, NY 10022, and at any adjournment thereof. Your vote is very important. For this reason, our Board of Directors is requesting that you permit your Common Stock, $0.0001 par value per share (“Common Stock”), to be represented at the Annual Meeting by the proxies named on the enclosed proxy card. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

Voting materials, which include this Proxy Statement, the enclosed proxy card, and the enclosed Annual Report to Stockholders on Form 10-K for the fiscal year ended June 30, 2013, which contains financial statements and other information of interest to stockholders, will be first mailed to stockholders on or about November 7, 2013.

Only stockholders of record as of the close of business on October 28, 2013 (the “Record Date”) of our Common Stock will be entitled to notice of, and to vote at, the Annual Meeting. As of October 28, 2013, 14,481,437 shares of Common Stock were issued and outstanding. Holders of Common Stock are entitled to one vote per share held by them. Stockholders may vote in person or by proxy, however, granting a proxy does not in any way affect a stockholder’s right to attend the Annual Meeting and vote in person. Any stockholder giving a proxy has the right to revoke that proxy by (i) filing a later-dated proxy or a written notice of revocation with us at our principal offices at any time before the original proxy is exercised or (ii) attending the Annual Meeting and voting in person.

Michael Jamieson and Gerald Czarnecki are named as attorneys-in-fact in the proxy. Mr. Jamieson is our Chief Executive Officer and is also a member of our Board of Directors. Mr. Czarnecki is Chairman of our Board of Directors. Mr. Jamieson or Mr. Czarnecki will vote all shares represented by properly executed proxies returned in time to be counted at the Annual Meeting, as described below under “Voting Procedures.” Any stockholder granting a proxy has the right to withhold authority to vote for any or all of the nominees to the Board of Directors. Where a vote has been specified in the proxy with respect to the matters identified in the Notice of the Annual Meeting, including the election of directors, the shares represented by the proxy will be voted in accordance with those voting specifications. If no voting instructions are indicated, your shares will be voted as recommended by our Board on all matters, and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote before the Annual Meeting.

The stockholders will consider and vote upon (i) a proposal to elect six (6) members of our Board of Directors, each to serve until the 2015 Annual Meeting of Stockholders and until their successors are elected and qualified or until their earlier resignation or removal; (ii) a proposal to ratify the Board’s selection of KMJ Corbin & Company LLP as our independent auditors for the fiscal year ending June 30, 2014; and (iii) a proposal to consider and act upon an advisory resolution on executive compensation. Stockholders also will consider and act upon such other business as may properly come before the Annual Meeting.

Voting Procedures and Vote Required

Mr. Jamieson and/or Mr. Czarnecki will vote all shares represented by properly executed proxies returned in time to be counted at the Annual Meeting. The presence, in person or by proxy, of at least a majority of the issued and outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to establish a quorum for the transaction of business. Shares represented by proxies pursuant to which votes have been withheld for any or all of the nominees for directors, or which contain one or more abstentions, as well as “broker non-vote” shares (described below) are counted as present for purposes of determining the presence or absence of a quorum for the Annual Meeting. None of the matters to be presented at the meeting will entitle any shareholder to dissenters’ rights.

All properly executed proxies delivered pursuant to this solicitation and not revoked will be voted at the Annual Meeting as specified in such proxies. As noted above, proxies will be voted as recommended by our Board on all matters and will be voted in the discretion of the proxy holder on any other matters that properly come before the Annual Meeting, if no voting instructions are indicated.

Vote Required for Election of Directors (Proposal 1).  Our Certificate of Incorporation, as amended, does not authorize cumulative voting. Delaware law and our Bylaws provide that directors are to be elected by a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. This means that the six (6) candidates receiving the highest number of affirmative votes at the Annual Meeting will be elected as directors. Only shares that are voted in favor of a particular nominee will be counted toward that nominee’s achievement of a plurality. Shares present at the Annual Meeting that are not voted for a particular nominee or shares present by proxy where the stockholder properly withheld authority to vote for such nominee will not be counted toward that nominee’s achievement of a plurality.

Vote Required for Ratification of Auditors (Proposal 2).  Delaware law and our Bylaws provide that, on all matters (other than the election of directors and except to the extent otherwise required by our Certificate of Incorporation, as amended or applicable Delaware law), the affirmative vote of a majority of the shares present, in person or by proxy, and voting on the matter, will be required for approval. Accordingly, the affirmative vote of a majority of the shares present at the Annual Meeting, in person or by proxy, and voting on the matter, will be required to ratify the Board’s selection of KMJ Corbin & Company LLP as our independent auditors for the fiscal year ending June 30, 2014.

Vote Required for the Advisory Resolution on Executive Compensation Proposal (Proposal 3).  This Proposal is non-binding on the Company and our board of directors.

If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. Brokers that have not received voting instructions from their clients cannot vote on their clients’ behalf on “non-routine” proposals. Broker non-votes are not counted for the purposes of obtaining a quorum for the Annual Meeting, and, in tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote. The vote on Proposals 1 and 3 are considered “non-routine” and the vote on Proposal 2 is considered “routine.”

Abstentions are counted as “shares present” at the Annual Meeting for purposes of determining the presence of a quorum and with respect to any matters being voted upon at the Annual Meeting. Abstentions will have no effect on the outcome of the election of directors, but with respect to any other proposal an abstention will operate to prevent the approval of such proposal to the same extent as a vote against such proposal.

Votes at the meeting will be tabulated by one or more inspectors of election appointed by the Chief Executive Officer.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of October 28, 2013 by (a) each stockholder who is known to us to own beneficially 5% or more of our outstanding Common Stock; (b) all directors; (c) our executive officers, and (d) all executive officers and directors as a group. Except as otherwise indicated, all persons listed below have (i) sole voting power and investment power with respect to their shares of Common Stock, except to the extent that authority is shared by spouses under applicable law, and (ii) record and beneficial ownership with respect to their shares of Common Stock. Unless otherwise identified, the address of our directors and officers is c/o MAM Software Group, Inc., Maple Park, Maple Court, Barnsley, UK S75 3DP.

Name and address of beneficial owner	Amount and Nature of Beneficial Ownership		Percent of class of Common Stock (1)
5% Shareholders:

Wynnefield Persons (2)
c/o Wynnefield Capital Inc.
450 Seventh Ave., Suite 509
New York, NY 10123	3,497,687	(3)	24.2%

Directors and Officers:

Michael Jamieson Chief Executive Officer	1,033,850	(4)	6.8%

Charles F. Trapp Chief Financial Officer	897,233	(5)	6.0%

Lee Broad Chief Technological Officer	258,092	(6)	1.8%

Frederick Wasserman, Director	107,135		0.7%

Dwight B. Mamanteo, Director	280,467		1.9%

Gerald M. Czarnecki, Chairman	384,296		2.7%

Peter H. Kamin, Director	853,597		5.9%

W. Austin Lewis IV (7), Director c/o Lewis Asset Management Corp. 500 5th Ave Suite 2240, New York, NY 10110	2,063,238	(8)	14.2%

Directors and Officers as a group (8 persons)	5,877,908		37.0%

(1)	Based on a total of 14,481,437 shares of Common Stock outstanding as of October 28, 2013. In accordance with Securities and Exchange Commission rules, each person’s percentage interest is calculated by dividing the number of shares that person owns by the sum of (a) the total number of shares outstanding as of October 28, 2013 plus (b) the number of shares such person has the right to acquire within sixty (60) days of October 28, 2013.

(2)	Comprised of Wynnefield Partners Small Cap Value, LP (“Wynnefield Partners”) and Wynnefield Partners Small Cap Value LP I (“Wynnefield Partners I”), and the general partner of each of these entities, Wynnefield Capital Management, LLC (“Wynnefield LLC”); Wynnefield Small Cap Value Offshore Fund Ltd. (“Wynnefield Offshore”) and its investment manager, Wynnefield Capital, Inc. (“Wynnefield Capital”); Wynnefield Capital, Inc. Profit Sharing & Money Purchase Plan (the “Plan”); Nelson Obus, who serves as principal and co-managing member of Wynnefield Capital Management, LLC, principal executive officer of Wynnefield Capital, Inc. and Joshua H. Landes, who serves as principal and co-managing member of Wynnefield Capital Management, LLC and executive officer of Wynnefield Capital, Inc. (collectively, the “Wynnefield Persons”). Dwight Mamanteo, one of the Company’s directors, is an investment analyst with Wynnefield Capital. Mr. Mamanteo exercises neither voting nor dispositive control over the shares beneficially owned by Wynnefield Capital. The Company has been informed that Nelson Obus and Joshua H. Landes share voting and investment control over the shares beneficially owned by Wynnefield Partners, Wynnefield Partners I, Wynnefield Offshore, Wynnefield LLC, and Wynnefield Capital and the Plan. Based upon information provided in a Schedule 13D/A filed with the SEC on May 27, 2011 and a Form 4 filed on June 6, 2011. Note that the Wynnefield Persons’ shareholdings have been reduced by an aggregate of 3,125,002 shares to reflect the surrender of the Exchange Warrants by the Wynnefield Partners Small Cap Value, LP, Wynnefield Partners Small Cap Value, LP I, Wynnefield SmallCap Offshore Fund, Ltd to the Company as part of the Company’s proposed Exchange Offer.

(3)	Represents an aggregate of 3,497,687 shares of common stock, which are beneficially owned as follows: (i) 904,066 shares of common stock are beneficially owned by Wynnefield Partners; (ii) 1,224,677 shares of common stock are beneficially owned by Wynnefield Partners I; (iii) 1,364,470 shares of common stock owned by Wynnefield Offshore; and (iv) 4,474 shares of common stock are beneficially owned by the Wynnefield Capital, Inc. Profit Sharing & Money Purchase Plan Based upon information provided in a Form 4 filed with the SEC on June 6, 2011.

(4)	Includes 728,350 shares which have not vested.

(5)	Includes 437,009 shares which have not vested.

(6)	Includes 250,892 shares which have not vested.

(7)	W. Austin Lewis IV is the portfolio manager and general partner of Lewis Asset Management Corp., the investment manager of Lewis Opportunity Fund, LP and LAM Opportunity Fund, LTD. Accordingly, Mr. Lewis is deemed to be the beneficial owner of the shares owned by Lewis Opportunity Fund, LP and LAM Opportunity Fund, LTD. and beneficially owned by Lewis Asset Management Corp.

(8)	Represents (i) 646,403 shares owned directly by W. Austin Lewis IV, and (ii) 1,416,835 shares of common stock owned by Lewis Opportunity Fund, LP.

ELECTION OF DIRECTORS

(Proposal No. 1)

The following individuals have been nominated as members of our Board of Directors, each to serve until the 2015 Annual Meeting of Stockholders, until their successors are elected and qualified or until their earlier resignation or removal. Pursuant to Delaware law and our Bylaws, directors are to be elected by a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. This means that the six (6) candidates receiving the highest number of affirmative votes at the Annual Meeting will be elected as directors. Only shares that are voted in favor of a particular nominee will be counted toward that nominee’s achievement of a plurality. Proxies cannot be voted for a greater number of persons than the number of nominees named or for persons other than the named nominees.

Following is information about each nominee, including biographical data for at least the last five years. Should one or more of these nominees become unavailable to accept nomination or election as a director, the individuals named as proxies on the enclosed proxy card will vote the shares that they represent for the election of such other persons as the Board may recommend, unless the Board reduces the number of directors. We have no reason to believe that any nominee will be unable or unwilling to serve if elected as a director.

Name of Director	Age	Director since:
Michael Jamieson	46	February 2010
Dwight B. Mamanteo	44	March 2007
Frederick G. Wasserman	59	July 2007
Gerald M. Czarnecki	73	August 2008
W. Austin Lewis IV	37	January 2009
Peter H. Kamin	51	May 2012

Michael Jamieson was appointed to the Board and to the position of interim Chief Executive Officer in February 2010.  He became the Company’s CEO in June 2010.  Mr. Jamieson previously served as Chief Operating Officer and a director of the Company from December 2005 to March 2007.  Mr. Jamieson has served as Managing Director of MAM’s subsidiary, MAM Software Ltd. (“MAM”), since 2004.  Mr. Jamieson joined MAM in 1991 in its installation and configuration department and has held a number of positions within MAM's implementation and support departments until his appointment as Department Manager for Workshop and Bodyshop Systems in 1995. Mr. Jamieson was promoted to the position of Associate Director of Workshop and Bodyshop Systems in 2002 before taking his role as Managing Director of MAM in 2004. Mr. Jamieson brings to the Board significant expertise in the automotive aftermarket software industry, as well as experience in international business technology and extensive management and operating experience. Having in excess of 20 years’ experience with the Company, Mr. Jamieson brings unparalleled knowledge of the Company and its operations and understanding the markets the Company operates in as well as the challenges to opening up new markets whether in the United States or elsewhere around the world.

Dwight B. Mamanteo became a Director of the Company on March 1, 2007. Mr. Mamanteo serves as the Chairman of the Company’s Compensation Committee and as a member of the Company’s Audit and Governance & Nominating Committees. Since November 2004, Mr. Mamanteo has served as a Portfolio Manager at Wynnefield Capital, Inc., a private investment management firm. Since June 2013, Mr. Mamanteo has served on the Board of Directors of ARI Network Services, Inc (OTCBB: ARIS), a leading innovator of products and solutions that serve several vertical markets with a focus on the outdoor power, power sports, marine, RV, and appliance segments. From April 2009 to November 2010, Mr. Mamanteo served on the Board of Directors of EasyLink Services International Corporation (NasdaqCM: ESIC), a leading global provider of on demand electronic messaging and transaction services that help companies optimize relationships with their partners, suppliers, customers, and other stakeholders. From December 2007 to November 2008, Mr. Mamanteo served on the Board of Directors and as the Chairman of PetWatch Animal Hospitals, Inc. (a private company), a provider of primary care and specialized services to companion animals through a network of fully owned veterinary hospitals. From September 2005 to November 2007, Mr. Mamanteo served on the Board of Directors of Sherpa Service Corps, Inc. (a private company), a service provider enabling subscribing institutions to accelerate academic and other institutions’ enrollment of international students and facilitating the institutions’ compliance with federal statutory obligations. Prior to joining Wynnefield Capital, Mr. Mamanteo worked in the field of technology for over 10 years in various positions for BEA Systems, VISA International, Ericsson, UNISYS, and as an independent consultant. Mr. Mamanteo received an M.B.A. from the Columbia University Graduate School of Business and a BS in Electrical Engineering from Concordia University (Montreal). Mr. Mamanteo brings to the Board valuable business and finance experience, particularly the experience of a professional who has had experience in other industries by virtue of his investing experience as well as related operational experience gained in such technology companies as BEA, Ericsson and UNISYS.

Frederick Wasserman became a Director of the Company on July 17, 2007. Mr. Wasserman is the Chairman of the Audit Committee and is a member of the Governance and Nomination Committee. Mr. Wasserman is President of FGW Partners, LLC, a financial management consulting firm he started, effective as of May 1, 2008. From August 2005 to December 2006, he served as Chief Operating and Chief Financial Officer of Mitchell & Ness Nostalgia Company, a manufacturer of licensed sportswear. From January 2001 to February 2005, he served as President and Chief Financial Officer of Goebel of North America, a subsidiary of the manufacturer of M.I. Hummel products, W. Goebel Porzellanfabrik Company. He also brings 13 years of public accounting experience, most notably work with each of Coopers & Lybrand and Eisner & Company. He received a Bachelor of Science degree in Economics from the University of Pennsylvania’s Wharton School, and has been a Certified Public Accountant. Mr. Wasserman also serves as a Director for the following companies: Breeze-Eastern Corporation (Chairman- Audit Committee; Member- Compensation Committee), DLH Holdings Corp. f/k/a TeamStaff, Inc. (Chairman- Board of Directors), SMTC Corp. (Chairman- Nominating Committee; Member- Audit and Compensation Committees) and National Holdings Corp. (which acquired Gilman & Ciocia, Inc. effective October 2013). From December 2006 to August 2010, Mr. Wasserman served on the Board of Directors of Allied Defense Group (Member- Audit Committee, Ethics and Governance Committee). From July 2007 to August 2010, he served on the Board of Directors of Crown Crafts, Inc (Member- Compensation Committee). From December 2006 to June 2013, he served on the Board of Director of Acme Communications, Inc. (Chairman- Compensation Committee; Member- Audit Committee). From September 2007 to October 2013, he served on the Board of Directors of Gilman & Ciocia, Inc. (which was acquired by National Holdings Corp. effective October 2013). Mr. Wasserman brings strong audit and accounting credentials to the Board, credentials, which in addition to enabling him to serve as our audit committee chairman and financial expert, also enable him to assure best accounting and financial management practices throughout the Company. In addition, his experience has a chief financial officer and/or financial consultant at several companies is an invaluable resource for the Board and Company.

Gerald M. Czarnecki became a lead Director of the Company on August 13, 2008 and Chairman of our Board of Directors on September 23, 2009. Mr. Czarnecki is an ex officio member of each of the Audit Committee, Compensation Committee and Governance and Nomination Committee. Mr. Czarnecki has been the Chairman and CEO of The Deltennium Group, Inc., a privately held consulting and direct investment firm, since its founding in 1995. From August 2007 until April 2012, Mr. Czarnecki served as President and CEO of 02Media, Inc., a private organization providing direct response marketing campaign management and infomercial production, educational and branded entertainment TV programming and Internet marketing campaign management. From April 1, 2007 to January 15, 2008, Mr. Czarnecki served as interim President & CEO of Junior Achievement Worldwide, Inc., where he also serves on the board of directors, and as member of the Executive Committee, and Chairman of its Compensation Committee. Mr. Czarnecki is a member of the Board of Directors of State Farm Insurance Company and is Chairman of the Audit Committee, and a member of the Board of Directors of State Farm Bank, where he is Chairman of the Compensation Committee, and State Farm Fire & Casualty. He is also a member of the advisory board for Private Capital, Inc. and serves as a member of the Board of Trustees of National University. In addition he is Chairman of the Board of National Leadership Institute, a nonprofit organization dedication to facilitating quality leadership and governance in nonprofit organizations; Chairman of the National Association of Corporate Directors - Florida Chapter. Mr. Czarnecki holds a B.S. in Economics from Temple University, and M.A. in Economics from Michigan State University, a Doctor of Humane Letters from National University and is a Certified Public Accountant. Mr. Czarnecki is also the author of six books on Leadership and corporate governance. From June 2003 to April 2010, Mr. Czarnecki served on the Board of Directors of Del Global Technology, Inc., where he also served as the Chairman of its Audit Committee. From June 2006 to February 2010, Mr. Czarnecki served on the Board of Directors of Junior Achievement of South Florida, Inc. Mr. Czarnecki is also a National Association of Corporate Directors (NACD) Board Leadership Fellow. His experience at companies as large as IBM or as small as the Company have enabled him to understand how to drive best practices across either large or small organizations and creation of a dynamic organization – capable of adapting to the new paradigm of constant change in business. Mr. Czarnecki brings to the Board significant experience as a management change agent, corporate leadership, knowledge and experience in the information technology industry, and development of corporate strategy.

W. Austin Lewis IV was appointed to the Board on January 27, 2009. Mr. Lewis serves as a member of the Audit Committee and the Compensation Committee. He currently serves as the Chief Executive Officer of Lewis Asset Management Corp., an investment management company headquartered in New York City which he founded in 2004. From 2003 to 2004, Mr. Lewis was employed at Puglisi & Company, a New York based broker-dealer registered with FINRA, where he served as a registered representative and managed individual client accounts, conducted due diligence for investment banking activities and managed his own personal account. In 2002, Mr. Lewis co-founded Thompson Davis, & Company, Inc., a registered broker-dealer headquartered in Richmond, Virginia. From 1998 to 2002, Mr. Lewis was employed by Branch Cabell and Company, Inc. in Richmond, Virginia (“Branch Cabell”) where he was a registered representative. Following the November 2000 acquisition of Branch Cabell by Tucker Anthony Incorporated (“Tucker Anthony”), Mr. Lewis served as a Vice-President for Tucker Anthony and subsequently RBC Dain Rauscher, Inc. which acquired Tucker Anthony in August of 2001. Mr. Lewis received his Bachelor of Science degree in Finance and Financial Economics from James Madison University in 1998. Mr. Lewis brings to the Board significant experience as an early-stage investor, principally in the information technology industry through his position as CEO of Lewis Asset Management. In addition, his experience in several facets of the financial industry provide him with a unique perspective on the opportunities and challenges facing early stage companies.

Peter H Kamin was appointed to the Board on May 18, 2012. Peter H. Kamin is the founder and Managing Partner of 3K Limited Partnership, a position that he has held since 2012.  For the previous 11 years, Mr. Kamin was a founding member and Managing Partner of ValueAct Capital. Prior to founding ValueAct Capital in 2000, Mr. Kamin founded and managed Peak Investment L.P.  Peak was a limited partnership, organized to make investments in a select number of domestic public and private companies.  Mr. Kamin is presently a Director of Ambassadors Group, Inc., MAM Software Group, Inc., Rand Worldwide, Inc., Tile Shop Holdings and several privately held companies. Mr. Kamin has previously served as a Director of a number of public and private companies. Mr. Kamin holds a BA from Tufts University and an MBA from Harvard’s Graduate School of Business.  Mr. Kamin brings to the Board valuable business and finance expertise, due to his significant experience as a director of a publicly held companies and his substantial experience as an investor.

Required Vote

Our Certificate of Incorporation, as amended, does not authorize cumulative voting. Delaware law and our Bylaws provide that directors are to be elected by a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. This means that the six (6) candidates receiving the highest number of affirmative votes at the Annual Meeting will be elected as directors. Only shares that are voted in favor of a particular nominee will be counted toward that nominee’s achievement of a plurality. Shares present at the Annual Meeting that are not voted for a particular nominee or shares present by proxy where the stockholder properly withheld authority to vote for such nominee will not be counted toward that nominee’s achievement of a plurality.

At the Annual Meeting a vote will be taken on a proposal to approve the election of the six (6) director nominees.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF THE SIX (6) DIRECTOR NOMINEES.

CORPORATE GOVERNANCE

Board of Directors

The Board oversees our business affairs and monitors the performance of our management. In accordance with our corporate governance principles, the Board does not involve itself in day-to-day operations. The directors keep themselves informed through discussions with the Chief Executive Officer, other key executives and by reading the reports and other materials sent to them and by participating in Board and committee meetings. Our directors hold office until the next annual meeting of stockholders and until their successors are elected and qualified or until their earlier resignation or removal, or if for some other reason they are unable to serve in the capacity of director.

Director Independence

Our determination of independence of directors is made using the definition of “independent director” contained in Rule 5605(a)(2) of the Marketplace Rules of the NASDAQ Stock Market (“NASDAQ”), because we are listed on NASDAQ. We have determined that Dwight B. Mamanteo, Frederick Wasserman, Gerald Czarnecki, Peter Kamin, and W. Austin Lewis IV are “independent” within the meaning of such rules. Michael Jamieson is not “independent” under these rules, due to his position as our Chief Executive Officer.

Board Meetings and Attendance

During fiscal 2013, the Board held nine (9) physical and telephonic meetings. No incumbent director attended, either in person or via telephone, fewer than 75% of the aggregate of all meetings of the Board and committees, if any, on which each director served.  The Board also approved certain actions by unanimous written consent.

Annual Meeting Attendance

All of the Company’s six then-sitting directors attended our 2013 Annual Meeting of Stockholders, which was held in New York, New York, on December 19, 2012.

Stockholder Communications with the Board

We have not implemented a formal policy or procedure by which our stockholders can communicate directly with our Board of Directors. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the Board of Directors or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. We believe that we are responsive to stockholder communications, and therefore have not considered it necessary to adopt a formal process for stockholder communications with our Board. During the upcoming year, our Board will continue to monitor whether it would be appropriate to adopt such a process.

Board Committees

Our Board of Directors has three standing committees of the Board: a Compensation Committee, an Audit Committee and Governance and Nomination Committee. As of October 28, 2013, the members of these committees are:

Compensation Committee	Audit Committee	Governance and Nomination Committee
Dwight B. Mamanteo - Chair	Frederick Wasserman* - Chair	Gerald M. Czarnecki – Chair
Peter H. Kamin	W. Austin Lewis IV	W. Austin Lewis IV
W. Austin Lewis IV	Dwight B. Mamanteo	Dwight B. Mamanteo
Gerald M. Czarnecki -ex officio member	Gerald M. Czarnecki -ex officio member	Frederick Wasserman

* The Board of Directors has determined that Frederick Wasserman is an “audit committee financial expert” as defined in Regulation S-K.

Audit Committee

The Audit Committee of the Board of Directors assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing, and reporting practices of the Company, and such other duties as directed by the Board. The Committee’s purpose is to oversee the accounting and financial reporting processes of the Company, the audits of the Company’s financial statements, the qualifications of the public accounting firm engaged as the Company's independent auditor to prepare or issue an audit report on the financial statements of the Company, and the performance of the Company's internal and independent auditors. The Committee’s role includes a particular focus on the qualitative aspects of financial reporting to shareholders, the Company’s processes to manage business and financial risk, and compliance with significant applicable legal, ethical, and regulatory requirements. The Committee is directly responsible for the appointment, compensation, retention and oversight of the independent auditor.

During fiscal 2013, the Audit Committee held four (4) physical and telephonic meetings.

The Audit Committee’s charter is attached as Appendix A to this Company’s proxy statement.

Compensation Committee

The Compensation Committee’s role is to discharge the Board’s responsibilities relating to compensation of the Company’s executives, to produce an annual report on executive compensation for inclusion in the Company’s proxy statement, and to oversee and advise the Board on the adoption of policies that govern the Company’s compensation programs, including stock and benefit plans.

During fiscal 2013, the Compensation Committee held three (3) physical and telephonic meetings.

The Compensation Committee’s charter is attached as Appendix B to this proxy statement.

Governance and Nomination Committee

The Governance and Nomination Committee’s role is to appoint nominees for election to the Company’s Board of Directors, to identify and recommend candidates to fill vacancies occurring between annual shareholder meetings, to review, evaluate and recommend changes to the Company’s corporate governance policies, and to review the Company's policies and programs that relate to matters of corporate responsibility, including public issues of significance to the Company and its stakeholders. The Governance and Nomination Committee does not consider diversity in identifying nominees for director.

During fiscal 2013, the Governance and Nomination Committee held two (2) physical meeting.

The Governance and Nomination Committee’s charter is attached as Appendix C to this proxy statement.

Family Relationships

There are no familial relationships among any of our officers and directors.

Involvement in Certain Legal Proceedings

No director, person nominated to become a director, executive officer, promoter or control person of our company has, during the last ten years: (i) been convicted in or is currently subject to a pending a criminal proceeding (excluding traffic violations and other minor offenses); (ii) been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to any federal or state securities or banking or commodities laws including, without limitation, in any way limiting involvement in any business activity, or finding any violation with respect to such law, nor (iii) any bankruptcy petition been filed by or against the business of which such person was an executive officer or a general partner, whether at the time of the bankruptcy or for the two years prior thereto.

In addition, the Company is not engaged in, nor is it aware of any pending or threatened, litigation in which any of its directors, executive officers, affiliates or owner of more than 5% of the Company’s Common Stock is a party adverse to the Company or has a material interest adverse to the Company.

Leadership Structure of the Board

The Board of Directors does not currently have a policy on whether the same person should serve as both the Chief Executive Officer and Chairman of the Board or, if the roles are separate, whether the Chairman should be selected from the non-employee directors or should be an employee. The Board believes that it should have the flexibility to make these determinations at any given point in time in the way that it believes best to provide appropriate leadership for the Company at that time. Our current Chairman, Mr. Gerald M. Czarnecki, is not an officer. Mr. Czarnecki has served as a member of our Board since August 2008.

Risk Oversight

The Board oversees risk management directly and through its committees associated with their respective subject matter areas. Generally, the Board oversees risks that may affect the business of the Company as a whole, including operational matters. The Audit Committee is responsible for oversight of the Company’s accounting and financial reporting processes and also discusses with management the Company’s financial statements, internal controls and other accounting and related matters. The Compensation Committee oversees certain risks related to compensation programs and the Governance and Nomination Committee oversees certain corporate governance risks. As part of their roles in overseeing risk management, these Committees periodically report to the Board regarding briefings provided by management and advisors as well as the Committees’ own analysis and conclusions regarding certain risks faced by the Company. Management is responsible for implementing the risk management strategy and developing policies, controls, processes and procedures to identify and manage risks.

DIRECTOR COMPENSATION FOR FISCAL 2013

For the 2013 fiscal year, for the quarters ended September 30, 2012, December 31, 2012, and March 31, 2013, directors who were not officers of the Company received cash compensation of $8,750 except for the Chairman of the Board of Directors, who received quarterly compensation of $11,250. For the quarter ended June 30, 2013, directors who were not officers of the Company received cash compensation of $10,000 except for the Chairman of the Board of Directors, who received quarterly compensation of $12,500.

The following table reflects all compensation awarded to, earned by, or paid to the Company’s directors for the fiscal year ended June 30, 2013.

	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)		Options Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compen- sation ($)	Total ($)
Michael G. Jamieson	—		—		—	—	—	—	—
Dwight B. Mamanteo	33,750	(2)	29,584	(3)	—	—	—	—	63,334
Fredrick Wasserman	30,750		28,126	(4)	—	—	—	—	61,876
Gerald M. Czamecki	43,750	(5)	24,164	(6)	—	—	—	—	67,914
W. Austin Lewis IV	37,500		27,085	(7)	—	—	—	—	64,585
Peter Kamin	38,750		12,087	(8)	—	—	—	—	40,837

(1)	The amount shown in the table reflects the dollar amount recognized for fiscal 2013 financial statement reporting purposes of the outstanding stock awards held by the directors in accordance with ASC 718-10-25-5. Refer to the Company’s Consolidated Financial Statements for the Fiscal Years Ended June 30, 2013 and 2012, Note 1 “Stock Based Compensation” and Note 9 “Stockholders Equity” included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2012, with respect to valuation assumptions for this stock grant. The directors held no other stock or option awards at June 30, 2013.

(2)	Received cash compensation of $16,250, and includes 4,462 shares valued at $17,500, issued in lieu of cash valued at market price on the date of issuance.

(3)	Includes 22,246 shares valued at market price on the date of grant.

(4)	Includes 20,524 shares valued at market price on the date of grant.

(5)	Includes 4,426 shares of Common Stock valued at market price on the date of issuance, net of income taxes of $8,000, and received in lieu of $22,500 of cash compensation.

(6)	Includes 19,267 shares, net after taxes, valued at market price on the date of grant, net of income taxes of $14,000.

(7)	Includes 21,392 shares valued at market price on the date of grant.

(8)	Includes 4,312 shares valued at market price on the date of grant.

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

Our executive officers are:

Name	Age	Position
Michael Jamieson	46	Chief Executive Officer and Director
Charles F. Trapp	64	Chief Financial Officer
Lee Broad	40	Chief Technological Officer

Biographical information about Michael Jamieson appears on page 5 above.

Charles F. Trapp was appointed Vice President of Finance and Chief Financial Officer on November 30, 2007, and Executive Vice President and Chief Financial Officer on July 1, 2010.  Prior to his employment with the Company, Mr. Trapp was the co-founder and President of Somerset Kensington Capital Co., a Bridgewater, New Jersey-based investment firm that provided capital and expertise to help public companies restructure and reorganize from 1997 until November 2007. Earlier in his career, he served as CFO and/or a board member for a number of public companies, including AW Computer Systems, Vertex Electronics Corp., Worldwide Computer Services and Keystone Cement Co. His responsibilities have included accounting and financial controls, federal regulatory filings, investor relations, mergers and acquisitions, loan and labor negotiations, and litigation management. Mr. Trapp is a Certified Public Accountant and received his Bachelor of Science degree in Accounting from St. Peter’s College in Jersey City, New Jersey.

Lee Broad was appointed Chief Technological Officer on July 1, 2013. Mr. Broad has been with the Company for over 20 years, developing systems for the automotive aftermarket.  Prior to this appointment, Mr. Broad previously served as Director – Technical Development for the Company’s UK subsidiary MAM Software, Ltd. Mr. Broad received a BTEC National Certificate in Business and Finance from Sheffield College.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

The Compensation Committee (the “Compensation Committee” or the “Committee”) of the Board administers our executive compensation program. Each member of the Committee is a non-employee and an independent director. The Compensation Committee is responsible for establishing salaries, administering our incentive programs, and determining the total compensation for our Chief Executive Officer and other executive officers. The Compensation Committees seeks to achieve the following goals with our executive compensation programs: to attract, motivate, and retain key executives and to reward executives for value creation. The Compensation Committee seeks to foster a performance-oriented environment by tying a significant portion of each executive’s cash and equity compensation to the achievement of performance targets that are important to the Company and its stockholders. Our executive compensation program has three principal elements: base salary, cash bonuses, and equity incentives under a recently established 2007 Long-Term Stock Incentive Plan (the “LTIP”).

Unless otherwise noted, this Compensation Discussion and Analysis speaks as of the end of the fiscal year ended June 30, 2014.

Compensation Principles

We believe the top growing companies design their compensation program to attract, motivate, and retain highly talented individuals to drive business success. We further believe that the ideal programs tend to be principle-based rather than rules-based with such best practices compensation programs providing for the opportunity for executives and other key employees to achieve significant compensation upon the realization of objectives that clearly benefit a company and its shareholders. The Committee believes that best-practices plan will reflect the following principles:

(1)           Compensation should be related to performance

A proper compensation program should reinforce our Company’s business and financial objectives. Employee compensation will vary based on Company versus individual performance. When the Company performs well against the objectives that the Compensation Committee and Board will set, employees will receive greater incentive compensation. To the extent the business does not achieve or meet these objectives, incentive awards will be reduced or eliminated. An employee’s individual compensation will also vary based on his or her performance, contribution, and overall value to the business. Employees with sustained high performance should be rewarded more than those in similar positions with lesser performance.

(2)           Our employees should think like stockholders

The second critical principle of our compensation programs should be to foster an environment where our employees should act in the interests of the Company’s stockholders. We believe that the best way to encourage them to do that is through an equity interest in their company. Equity interest in a company can be achieved in several respects: the establishment of equity incentive plans that provide for the granting of equity-based awards, such as stock options and/or restricted stock or performance share units to employees. This requires the establishment of an omnibus long-term stock-based incentive plan, which LTIP was approved and adopted by our Board and shareholders. While this plan also provides for traditional stock options, we believe that options should not form the dominant focus of a proper incentive plan and that performance share units or performance vesting restricted stock grants represent a preferred form of equity incentive. The philosophy behind such a structure is that as employees earn more stock (as opposed to options) they will think more like stockholders. Put another way, when all employees become owners, they think and behave like owners.

(3)           Incentive compensation should be a greater part of total compensation for more senior positions

The proportion of an individual’s total compensation that varies with individual and Company performance objectives should increase as the individual’s business responsibilities increase. Thus, cash bonuses and LTIP-based compensation should form the overwhelmingly dominant portion of overall compensation for the Company’s senior employees and the milestones for payouts on those plans for our senior employees are based entirely on corporate results.

Compensation Targets

Our Compensation Committee with the input of the officers of the Company has established competitive targets for our executive officers that we believe reflect the challenges of our business and create an equity-focused culture throughout the entire Company.

We believe that in allocating compensation among these elements, the compensation of a company’s senior-most levels of management - those persons having the greatest ability to influence a company’s performance - should be predominantly performance-based, while more junior employees should receive a greater portion of their compensation based on their base salary.

These targets are described below under “Employment Agreements.”

Base Salary and Cash Incentive

We divide total cash compensation into a base salary portion and a cash incentive bonus portion. The Compensation Committee establishes the Chief Executive Officer’s targeted cash compensation first and then sets the cash compensation for other officers accordingly, based on the function served by that officer, that officer’s experience, and expected individual performance. Generally, we believe that the higher the level of responsibility of the executive within our Company, the greater the portion of that executive’s target total cash compensation that consists of the cash incentive component. The higher the executive’s level of responsibility within the Company, the greater the percentage of the executive’s compensation that should be tied to the Company’s performance.

Equity Incentive

Long-term performance is achieved through an ownership culture that encourages such performance by our executive officers through the use of stock and stock-based awards. The Committee believes that the use of stock and stock-based awards offers the best approach to properly achieving our goals. We believe that stock-based compensation provide the principal method for executive officers to acquire equity or equity-linked interests in the Company. We have implemented the LTIP which we will utilize for such a purpose, which has received shareholder approval.

Rationale for Paying each Element

Base compensation and participation in benefit plans are established to provide employees with appropriate industry competitive terms. Director retainers are paid partially to compensate directors for their considerable time investment and to assist directors in covering their indirect operating expenses as independent contractors. Annual incentive cash bonuses are paid to reward employees for performance and stockholder value enhancement in the current year, based upon targets set by the Board for the CEO and his direct reports, with the CEO establishing the individual targets for all other employees.

LTIP awards are designed to reward the building of long-term stockholder value, while providing modest, interim rewards in the pursuit of such longer-term objectives.

Determination of Amounts to Pay

Base salaries, benefits and potential cash bonuses are established based upon current market conditions. Where needed, outside consultants may be retained to assist in this process. Benefit plan structures may be evaluated periodically to determine market competitiveness with similar companies.

Stock-based awards to be granted are evaluated based upon projected total compensation levels for participants assuming certain objectives are achieved. Since the majority of the total potential compensation is based upon performance, our expectation is that the total projected compensation level be well above average, because the “at risk” compensation levels generally exceed 2/3 of anticipated compensation under the assumption that bonus targets are met. The Committee, taking into consideration management’s recommendations and with sign-off from all independent directors, will set each year’s goals and milestones, their weightings, and the formulas for award calculation. For accounting purposes, cash elements are expensed as earned. LTIP awards are expensed as provided for under FAS 123R, and are further described in the footnotes to the audited financial statements included in our Annual Report on Form 10-K.

How the Elements Interact

While each element is set with certain needs in mind, the Committee also looks at the total compensation package for each individual to determine that the total payout is appropriate to the level of responsibility attributable to each participant. The total compensation package will also include any bonus amounts and awards to be based on performance targets, when such targets are ultimately set by the Committee.

Summary Compensation Table for Fiscal Years 2013 and 2012

The following table sets forth information for the fiscal years ended June 30, 2013 and 2012, concerning the compensation paid and awarded to (a) our Chief Executive Officer, Michael G. Jamieson, as of the end of our fiscal year ended June 30, 2013, and (b) our Chief Financial Officer, Charles F. Trapp, as of the end of our fiscal year ended June 30, 2013.  Lee Broad, our Chief Technological Officer, was appointed on July 1, 2013 and is not included in this table.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($) (3)	Option Awards ($)	Non- Equity Incentive Plan Compensation ($)	Non- qualified Deferred Compensation Earnings ($)	All Other Compensation ($) (4)	Total ($)

Michael G. Jamieson, (1)	2013	259,000	25,900	20,000	—	—	—	—	304,900
Chief Executive Officer,	2012	237,660	83,650	12,000	—	—	—	—	333,310
President and Director

Charles F. Trapp (2)	2013	214,500	21,450	8,000	—	—	—	3,700	247,650
	2012	195,000	72,500	4,800	—	—	—	—	272,300

(1)	Reflects salary paid to Mr. Jamieson for services rendered to us and our subsidiaries during fiscal 2013 as MAM’s Chief Executive Officer and President. Salary was paid by a subsidiary of the Company in British pounds at an annual salary of 165,000 GPB per year. The amount shown for 2013 was translated to U.S. dollars based on a June 30, 2013, currency conversion rate of 1 GBP = US$1.5676 (or $259,000). Mr. Jamieson did not receive any additional compensation for his services as a director on our Board of Directors. Reflects salary paid to Mr. Jamieson for services rendered to us and our subsidiaries during fiscal 2012 as MAM’s Chief Executive Officer and President. Salary was paid by a subsidiary of the Company in British pounds at an annual salary of 150,000 GPB per year. The amount shown for 2012 was translated to U.S. dollars based on a June 30, 2012, currency conversion rate of 1 GBP = US$1.5844 (or $237,660). Mr. Jamieson did not receive any additional compensation for his services as a director on our Board of Directors.

(2)	For the year ended June 30, 2013, the amount shown in the table reflects salary in the amount of $214,500 earned for services in these capacities and includes $22,500 contributed by Mr. Trapp to the Company’s plan established under section 401(k) of the Internal Revenue Code of 1986, as amended. The amount also includes 11,900 shares of common stock valued at the market price on the date of issuance in lieu of $35,700. For the year ended June 30, 2012, the amount shown in the table reflects salary in the amount of $195,000 earned for services in these capacities and includes $22,000 contributed by Mr. Trapp to the Company’s plan established under section 401(k) of the Internal Revenue Code of 1986, as amended. The amount also includes 9,286 shares of common stock valued at the market price on the date of issuance in lieu of $16,250.

(3)

The amount shown in the “Stock Awards” column reflects the grant date fair value of awards granted during fiscal 2013, 2012, and 2011 measured in accordance with Accounting Standards Codification Topic 718. For stock awards to Mr. Jamieson, stock awards represent an award on June 30, 2010 of 50,000 shares of Common Stock with a grant date closing price of $0.80 per share. The shares vested ratably over a three-year period, with 20% vesting on the first anniversary of the Stock Grant, 30% vesting on the second anniversary of the Stock Grant, and 50% vesting on the third anniversary of the Stock Grant. On June 30, 2012, 15,000 shares vested and on June 30, 2013, 25,000 shares vested. For stock awards to Mr. Trapp, stock awards represent an award on June 30, 2010 of 20,000 shares of Common Stock with a grant date closing price of $0.80 per share. The shares vested ratably over a three-year period, with 20% vesting on the first anniversary of the Stock Grant, 30% vesting on the second anniversary of the Stock Grant, and 50% vesting on the third anniversary of the Stock Grant. On June 30, 2012, 6,000 shares vested and on June 30, 2013, 10,000 shares vested.

(4)	Includes contributions to the Company’s 401K Plan for the benefit of Mr. Trapp.

Employment Agreements

On July 13, 2010, the Compensation Committee of the Board of Directors approved employment agreements, including a bonus plan, with each of Michael Jamieson, our President and Chief Executive Officer and Charles F. Trapp, our Executive Vice President and Chief Financial Officer.  Such employments agreements and bonus plans were entered into as of July 1, 2010 (the “Effective Date”), the first day of our 2011 fiscal year. Effective July 1, 2012, the Company extended the Employment Agreement from the original term of three (3) years to five (5) years, commencing July 1, 2012. As a result, the employment terms now expire on June 30, 2015, as opposed to June 30, 2013.

Michael Jamieson Employment Agreement

The Employment Agreement with Mr. Jamieson (the “Jamieson Agreement”) was for an initial term of three years from the Effective Date, but was extended for two years until June 30, 2015, unless terminated by Mr. Jamieson or us. Mr. Jamieson received an annual base salary of 165,000 GBP (approximately U.S. $259,000) for fiscal 2013 and will receive a base salary 178,200 GBP for fiscal 2014 (approximately $279,300), payable in British Pounds Sterling.

Mr. Jamieson is eligible for a performance-based annual cash incentive bonus depending on the extent to which the applicable performance goal(s) of the Company, which are to be established by our Compensation Committee of our Board of Directors (“Compensation Committee”) or pursuant to a formal bonus plan, are achieved, subject to any operating covenants in place with respect to outstanding bank debt. The Compensation Committee established an EBITDA-related target for the fiscal year ended June 30, 2013, with respect to Mr. Jamieson’s potential incentive bonus for fiscal 2013.

In addition, Mr. Jamieson is entitled to participate in all of our benefit plans and our equity-based compensation plans, which currently consists of our 2007 Long-Term Incentive Plan (the “LTIP”). Pursuant to the Jamieson Agreement, Mr. Jamieson was awarded 50,000 restricted common shares under the LTIP (the “Stock Grant”).  The shares vested ratably over a three-year period, with 20% vesting on the first anniversary of the Stock Grant, 30% vesting on the second anniversary of the Stock Grant, and 50% vesting on the third anniversary of the Stock Grant. On June 30, 2011, 10,000 shares vested, on June 30, 2012, 15,000 shares vested and on June 30, 2013, 25,000 shares vested. As of June 30, 2013, all shares have vested and 25,000 shares have been issued.

In July 2010, the Compensation Committee granted Mr. Jamieson options to purchase 210,938 shares of our common stock under the LTIP (the “Option Grant”). These options will vest on the third anniversary of the grant date, at a strike price of $0.80 per share, depending on the extent to which certain performance targets have been met. The options expire ten years from the grant date, if vested.  If the Company’s results: (i) amount to less than 80% of the established target(s), none of the Option Grant will vest; (ii) are equal to 80% of the established target(s), 25% of the Option Grant will vest; (iii) are equal to 100% of the established target(s), 50% of the award will vest; and (iv) are equal to or better than 120% of the established target(s), 100% of the Option Grant will vest. Results between these established parameters will be interpolated.  The Option Grant would have vested immediately upon a Change of Control. The Option Grant was cancelled April 27, 2012.

In July 2011, the Compensation Committee approved a stock grant to Mr. Jamieson for 93,232 shares of our common stock under the LTIP (the “Stock Grant”). These shares will vest on the third anniversary of the grant date depending on the extent to which certain performance targets have been met. The grant expires three years from the issuance date, if vested.  If the Company’s results: (i) amount to less than 80% of the established target(s), none of the Stock Grant will vest; (ii) are equal to 80% of the established target(s), 25% of the Stock Grant will vest; (iii) are equal to 100% of the established target(s), 50% of the award will vest; and (iv) are equal to or better than 120% of the established target(s), 100% of the Stock Grant will vest. Results between these established parameters will be interpolated.  The Stock Grant would have vested immediately upon a Change of Control. The Stock Grant was cancelled April 27, 2012.

On April 27, 2012, the Board of Directors approved the issuance of 728,350 restricted shares of Company common Stock pursuant to the Company’s 2007 Long-term Incentive Plan. These shares were issued to Mr. Jamieson and are being held in escrow until they vest. The restricted shares will vest according to the following schedule:

-	40% when the market price of the Company’s Common Stock trades at or above $5 for the previous 30 day volume weighted average price (“VWAP”)

-	15% when the market price of the Company’s Common Stock trades at or above $6 for the previous 30 day VWAP.

-	15% when the market price of the Company’s Common Stock trades at or above $7 for the previous 30 day VWAP.

-	30% when the market price of the Company’s Common Stock trades at or above $8 for the previous 30 day VWAP.

The initial value of the common stock grant was approximately $244,000 and as of June 30, 2013, the amount of unamortized stock based compensation that has not been expensed related to the unvested common stock grant is approximately $142,000. The shares were valued using a Monte Carlo Simulation with a three year life, 124.8% volatility and a risk free interest rate of 0.39%.

Upon a Change of Control, as defined in the Jamieson Agreement, all shares of Common Stock with a price target of $5 per share as described above will immediately vest. All other shares issued pursuant to the Stock Grants will not vest upon a Change of Control.

The Jamieson Agreement provides that in the event Mr. Jamieson’s employment is terminated by the Company other than for Cause or Disability, or Mr. Jamieson shall terminate his employment for Good Reason, he is entitled to, among other things, a severance payment equal to his 12 months base salary.

Charles F. Trapp Employment Agreement

The Employment Agreement with Mr. Trapp (the “Trapp Agreement”) was for an initial term of three years from the Effective Date, but was extended for two years until June 30, 2015, unless terminated by Mr. Trapp or us. Mr. Trapp received an annual base salary of $214,500 for fiscal 2013, and will receive a base salary $225,200 for fiscal 2014 payable in U.S. dollars.

Mr. Trapp is eligible for a performance-based annual cash incentive bonus depending on the extent to which the applicable performance goal(s) of the Company, which are to be established by the Compensation Committee or pursuant to a formal bonus plan, are achieved, subject to any operating covenants in place with respect to outstanding bank debt. The Compensation Committee established an EBITDA-related target for the fiscal year ended June 30, 2013, with respect to Mr. Trapp’s potential incentive bonus for fiscal 2013.

In addition, Mr. Trapp is entitled to participate in all of our benefit plans and equity-based compensation plans, which currently consists of the LTIP. Pursuant to the Trapp Agreement, Mr. Trapp was awarded 20,000 restricted common shares under the LTIP (the “Stock Grant”).  The shares vested ratably over a three-year period, with 20% vesting on the first anniversary of the Stock Grant, 30% vesting on the second anniversary of the Stock Grant, and 50% vesting on the third anniversary of the Stock Grant. On June 30, 2011, 4,000 shares vested, on June 30, 2012, 6,000 shares vested and on June 30, 2013, 10,000 shares vested. As of June 30, 2013, all shares have vested and 10,000 shares have been issued.

In July 2010, the Compensation Committee granted Mr. Trapp was granted options to purchase 182,813 shares of our common stock under the LTIP (the “Option Grant”). These options will vest on the third anniversary of the grant date, at a strike price of $0.80 per share, depending on the extent to which certain performance targets have been met. The options expire ten years from the grant date, if vested.  If the Company’s results: (i) amount to less than 80% of the established target(s), none of the Option Grant will vest; (ii) are equal to 80% of the established target(s), 25% of the Option Grant will vest; (iii) are equal to 100% of the established target(s), 50% of the award will vest; and (iv) are equal to or better than 120% of the established target(s), 100% of the Option Grant will vest.  Results between these established parameters will be interpolated.  The Option Grant would have vested immediately upon a Change of Control. The Option Grant was cancelled April 27, 2012.

In July, 2011, the Compensation Committee issued to Mr. Trapp a stock grant for 80,801 shares of our common stock under the LTIP (the “Stock Grant”). These shares will vest on the third anniversary of the grant date depending on the extent to which certain performance targets have been met. The grant expires three years from the issuance date, if vested.  If the Company’s results: (i) amount to less than 80% of the established target(s), none of the Stock Grant will vest; (ii) are equal to 80% of the established target(s), 25% of the Stock Grant will vest; (iii) are equal to 100% of the established target(s), 50% of the award will vest; and (iv) are equal to or better than 120% of the established target(s), 100% of the Stock Grant will vest. Results between these established parameters will be interpolated.  The Stock Grant would have vested immediately upon a Change of Control. The Stock Grant was cancelled April 27, 2012.

On April 27, 2012, the Board of Directors approved the issuance of restricted 437,009 shares of our common stock pursuant to the Company’s 2007 Long-term Incentive Plan. These shares were issued to Mr. Trapp and are being held in escrow until they vest. The restricted shares will vest according to the following schedule:

-	40% when the market price of the Company’s Common Stock trades at or above $5 for the previous 30 day volume weighted average price (“VWAP”)

-	15% when the market price of the Company’s Common Stock trades at or above $6 for the previous 30 day VWAP.

-	15% when the market price of the Company’s Common Stock trades at or above $7 for the previous 30 day VWAP.

-	30% when the market price of the Company’s Common Stock trades at or above $8 for the previous 30 day VWAP.

The initial value of the common stock grant was approximately $146,000 and as of June 30, 2013, the amount of unamortized stock based compensation that has not been expensed related to the unvested common stock grant is approximately $85,000. The shares were valued using a Monte Carlo Simulation with a three year life, 124.8% volatility and a risk free interest rate of 0.39%.

Upon a Change of Control, as defined in the Trapp Agreement, all shares of Common Stock with a price target of $5 per share as described above will immediately vest. All other shares issued pursuant to the Stock Grants will not vest upon a Change of Control.

The Trapp Agreement provides that in the event Mr. Trapp’s employment is terminated by the Company other than for Cause or Disability, or Mr. Trapp shall terminate his employment for Good Reason, he is entitled to, among other things, a severance payment equal to his 12 months base salary.

Lee Broad Employment Agreement

The Employment Agreement with Mr. Broad (the “Broad Agreement”) is for an initial term of two years from July 1, 2013, and is automatically renewable for successive one-year periods unless terminated by Mr. Broad or the Company. Mr. Broad will receive an annual base salary of 125,000GBP (approximately $200,000), payable in British Pound Sterling.

Mr. Broad is eligible for a performance-based annual cash incentive bonus depending on the extent to which the applicable performance goal(s) of   the Company,   which are   to   be established   by the Compensation Committee or pursuant to a formal bonus plan, are achieved, subject to any operating covenants in place with respect to outstanding bank debt.

In addition, Mr. Broad is entitled to participate in all of our benefit plans and equity-based compensation plans, which currently consists of the LTIP.

On July 1, 2013, the Board of Directors approved the issuance of restricted 250,892 shares of Company common stock pursuant to the Company’s 2007 Long-term Incentive Plan. These shares were issued to Mr. Broad and are being held in escrow until they vest. The restricted shares will vest according to the following schedule:

-	20% when the market price of the Company’s Common Stock trades at or above $6 for the previous 30 day volume weighted average price (“VWAP”)

-	30% when the market price of the Company’s Common Stock trades at or above $7 for the previous 30 day VWAP.

-	30% when the market price of the Company’s Common Stock trades at or above $8 for the previous 30 day VWAP.

-	20% when the market price of the Company’s Common Stock trades at or above $9 for the previous 30 day VWAP.

The initial value of the common stock grant was approximately $226,000, which will be amortized over the life of the employment agreement. The shares were valued using a Monte Carlo Simulation with a two year life, 124.8% volatility and a risk free interest rate of 0.39%.

The Broad Agreement provides that in the event Mr. Broad’s employment is terminated by the Company other than for Cause or Disability, or Mr. Broad shall terminate his employment for Good Reason, he is entitled to, among other things, a severance payment equal to his 12 months base salary.

Other Compensation

Other than as described above, there were no post-employment compensation, pension or nonqualified deferred compensation benefits earned by the executive officers during the year ended June 30, 2013. We do not have any retirement, pension, or profit-sharing programs for the benefit of our directors, officers or other employees. The Board of Directors may recommend adoption of one or more such programs in the future.

Outstanding Equity Awards at 2013 Fiscal Year End

The following table provides information relating to the vested and unvested option and stock awards held by the named executives as of June 30, 2013. Each award to each named executive is shown separately, with a footnote describing the award’s vesting schedule.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (# Exercisable)	Number of Securities Underlying Unexercised Option (# Unexercisable)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units Or Other Rights That Have Not Vested ($)
Michael G. Jamieson	—	—						$728,350	$3,430,529	(1)
Charles F. Trapp	—	—						$437,009	$2,058,312	(1)

(1)	Based on the closing price of $4.71 of the Company’s Common Stock on June 30, 2013.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

As part of the Company’s share repurchase plan, during the quarter ended December 31, 2011, the Company purchased 33,466 shares of common stock at a cost of $56,000 from Channel Partners II L.P., an investment partnership affiliated with Wynnefield Capital, Inc.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

Under the securities laws of the United States, our directors, executive (and certain other) officers, and any persons holding ten percent or more of our Common Stock must report on their ownership of the Common Stock and any changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established. During the fiscal year ended June 30, 2013, we believe that all reports required to be filed by such persons pursuant to Section 16(a) were filed on a timely basis, with the exception of our officers, directors and greater than 10 percent beneficial owners listed in the table below:

Name	Form	Description
Michael Jamison	4	Was not filed timely following the acquisition of shares.
Peter Kamin	4	Was not filed timely following the acquisition of shares.

COMPENSATION COMMITTEE REPORT

The Report of the Compensation Committee (the “Compensation Report”) does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Compensation Report by reference therein.

Recommendations of the Compensation Committee. We have reviewed and discussed the Compensation Discussion & Analysis (“CD&A”) with the Company’s management. Based on this review and these discussions, we recommended to the Board of Directors that the CD&A be included in the Company’s Annual Proxy for the fiscal year ended June 30, 2014.

This Compensation Report has been furnished by the Compensation Committee of the Board of Directors.

Dwight B. Mamanteo, Chair

Peter H. Kamin

W. Austin Lewis IV

Gerald M. Czarnecki - ex officio member

AUDIT COMMITTEE REPORT

The following Report of the Audit Committee (the “Audit Report”) does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Audit Report by reference therein.

Role of the Audit Committee

The Audit Committee’s primary responsibilities fall into three broad categories:

First, the Committee is charged with monitoring the preparation of quarterly and annual financial reports by the Company’s management, including discussions with management and the Company’s outside auditors about draft annual financial statements and key accounting and reporting matters;

Second, the Committee is responsible for matters concerning the relationship between the Company and its outside auditors, including recommending their appointment or removal; reviewing the scope of their audit services and related fees, as well as any other services being provided to the Company; and determining whether the outside auditors are independent (based in part on the annual letter provided to the Company pursuant to Independence Standards Board Standard No. 1); and

Third, the Committee reviews financial reporting, policies, procedures, and internal controls of the Company.

The Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under the Committee’s charter. In overseeing the preparation of the Company’s financial statements, the Committee met with management and the Company’s outside auditors, including meetings with the Company’s outside auditors without management present, to review and discuss all financial statements prior to their issuance and to discuss significant accounting issues. Management advised the Committee that all financial statements were prepared in accordance with generally accepted accounting principles, and the Committee discussed the statements with both management and the outside auditors. The Committee’s review included discussion with the outside auditors of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication with Audit Committees).

With respect to the Company’s outside auditors, the Committee, among other things, discussed with KMJ Corbin & Company LLP matters relating to its independence, including the disclosures made to the Committee as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

Recommendations of the Audit Committee. In reliance on the reviews and discussions referred to above, the Committee recommended to the Board that the Board approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2013, for filing with the SEC.

This report has been furnished by the Audit Committee of the Board of Directors.

Frederick Wasserman, Chair

W. Austin Lewis IV

Dwight B. Mamanteo

Gerald M. Czarnecki – ex officio

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

(Proposal No. 2)

KMJ CORBIN & COMPANY LLP (“KMJ Corbin”) has served as our independent auditors since June 30, 2006 and has been appointed by the Audit Committee of the Board of Directors to continue as our independent auditors for the fiscal year ending June 30, 2014.

At the Annual Meeting, the stockholders will vote on a proposal to ratify this selection of the auditors. If this ratification is not approved by the affirmative vote of a majority of the shares present at the Annual Meeting, in person or by proxy, and voting on the matter, the Board will reconsider its selection of auditors.

KMJ Corbin has no interest, financial or otherwise, in our Company. We do not currently expect a representative of KMJ Corbin to physically attend the Annual Meeting, however, it is anticipated that a KMJ Corbin representative will be available to participate in the Annual Meeting via telephone in the event he or she wishes to make a statement, or in order to respond to appropriate questions.

The following table presents aggregate fees for professional services rendered by our principal independent registered public accounting firm, KMJ Corbin for the audit of our annual consolidated financial statements for the fiscal year ended June 30, 2013 and 2012.

	For the Year Ended June 30,
	2013	2012
Audit fees (1)	$121,000	$121,000
Audit- related fees (2)	-	-
Tax fees (3)	-	-
All other fees	-	-
Total fees	121,000	$121,000

(1)	Audit fees are comprised of annual audit fees and quarterly review fees.
(2)	Audit-related fees for fiscal years 2013 and 2012 are comprised of consent fees and work on registration statements.
(3)	Tax fees are comprised of tax compliance, preparation and consultation fees.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee pre-approves all audit and non-audit services provided by the independent auditors prior to the engagement of the independent auditors with respect to such services. The Chairman of the Audit Committee has been delegated the authority by the Committee to pre-approve interim services by the independent auditors other than the annual audit. The Chairman must report all such pre-approvals to the entire Audit Committee at the next Committee meeting.

Required Vote

Delaware law and our Bylaws provide that, on all matters (other than the election of directors and except to the extent otherwise required by our Certificate of Incorporation, as amended or applicable Delaware law), the affirmative vote of a majority of the shares present, in person or by proxy, and voting on the matter, will be required for approval. Accordingly, the affirmative vote of a majority of the shares present at the Annual Meeting, in person or by proxy, and voting on the matter, will be required to ratify the Board’s selection of KMJ Corbin & Company LLP as our independent auditors for the fiscal year ending June 30, 2014.

At the Annual Meeting a vote will be taken on a proposal to ratify the selection of KMJ Corbin as our independent auditors for the fiscal year ending June 30, 2014.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF KMJ CORBIN AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING JUNE 30, 2014.

ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION

(PROPOSAL NO. 3)

As required by Section 14A of the Securities Exchange Act of 1934 (as amended), the Board of Directors is holding a separate, non-binding advisory vote seeking approval of the compensation of the Corporation’s Named Executive Officers, as disclosed in the “Executive Compensation” portion of this Proxy Statement.  Shareholders have previously voted at the 2011 Annual Meeting to hold this non-binding advisory vote every three years. This proposal, commonly known as “Say on Pay,” gives you the opportunity to indicate your support or lack of support for the Corporation’s fiscal 2014 compensation practices and programs for the Named Executive Officers by voting on the following resolution:

RESOLVED, that the compensation paid to the Corporation’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

As described in the “Compensation Discussion and Analysis” section of this Proxy Statement, and in particular the “Executive Summary” portion of the Compensation Discussion and Analysis, the Corporation has established a compensation program that is designed to attract and retain key employees, and reward those employees for the short-term and long-term performance of the Corporation.

We encourage stockholders to review the information set forth above under “COMPENSATION COMMITTEE REPORT” and “EXECUTIVE COMPENSATION”, including the “Compensation Discussion and Analysis” and the tabular and narrative disclosure. As noted in the Compensation Discussion and Analysis:

•	Our goal is to attract, motivate, and retain key executives and to reward executives for value creation.
•	We have structured our compensation packages to foster a performance-oriented environment by tying a significant portion of each executive’s cash and equity compensation to the achievement of performance targets that are important to the Company and its stockholders.
•	This is not a mechanical process, and our Board of Directors has used its judgment and experience and works with our Compensation Committee to determine the appropriate mix of compensation for each individual.

Required Vote

Because the vote is advisory, it will not be binding upon the Board or the Compensation Committee and neither the Board nor the Compensation Committee will be required to take any action as a result of the outcome of the vote on this Proposal. The Compensation Committee will carefully consider the outcome of the vote when considering future executive compensation arrangements.

THE BOARD OF DIRECTORS STRONGLY RECOMMENDS THAT YOU VOTE IN FAVOR OF THE RESOLUTION TO APPROVE THE COMPENSATION PAID TO THE CORPORATION’S NAMED EXECUTIVE OFFICERS.

FUTURE STOCKHOLDER PROPOSALS

The Board of Directors has not yet determined the date on which the next Annual Meeting of Stockholders will be held. Stockholders may submit proposals on matters appropriate for stockholder action at annual meetings in accordance with the rules and regulations adopted by the Securities and Exchange Commission.  Any proposal which an eligible stockholder desires to have included in our proxy statement and presented at the next Annual Meeting of Stockholders will be included in our proxy statement and related proxy card if it is received by us a reasonable time before we begin to print and send our proxy materials and if it complies with Securities and Exchange Commission rules regarding inclusion of proposals in proxy statements. In order to avoid controversy as to the date on which we receive a proposal, it is suggested that any stockholder who wishes to submit a proposal submit such proposal by Certified Mail, Return Receipt Requested.

Other deadlines apply to the submission of stockholder proposals for the next Annual Meeting that are not required to be included in our proxy statement under Securities and Exchange Commission rules. With respect to these stockholder proposals for the next Annual Meeting, a stockholder’s notice must be received by us a reasonable time before we begin to print and send our proxy materials. The form of proxy distributed by the Board of Directors for such meeting will confer discretionary authority to vote on any such proposal not received by such date. If any such proposal is received by such date, the proxy statement for the meeting will provide advice on the nature of the matter and how we intend to exercise our discretion to vote on each such matter if it is presented at that meeting.

EXPENSES AND SOLICITATION

We will bear the costs of printing and mailing proxies. In addition to soliciting stockholders by mail or through our regular employees, we may request banks, brokers and other custodians, nominees and fiduciaries to solicit their customers who have shares of our Common Stock registered in the name of a nominee and, if so, will reimburse such banks, brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs. Solicitation by our officers and employees may also be made of some stockholders following the original solicitation.

OTHER BUSINESS

The Board of Directors knows of no other items that are likely to be brought before the meeting except those that are set forth in the foregoing Notice of Annual Meeting of Stockholders. If any other matters properly come before the meeting, the persons designated on the enclosed proxy will vote in accordance with their judgment on such matters.

ADDITIONAL INFORMATION

We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith, we file periodic reports, documents and other information with the SEC relating to our business, financial statements and other matters. Such reports and other information may be inspected and are available for copying at the offices of the SEC, 100 F Street, N.E., Washington, D.C. 20549 or may be accessed at www.sec.gov.  Information regarding the operation of the public reference rooms may be obtained by calling the SEC at 1-800-SEC-0330. You are encouraged to review the Annual Report on Form 10-K mailed along with these proxy materials, together with any subsequent information we filed or will file with the SEC and other publicly available information. A copy of any public filing is also available, at no charge, by contacting our legal counsel, Robinson Brog Leinwand Greene Genovese & Gluck P.C., Attn: David E. Danovitch, Esq. at 212-603-6300.

*************

It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to mark, date, execute, and promptly return the accompanying proxy card.

November 5, 2013	By Order of the Board of Directors,

/s/ Michael G. Jamieson
MICHAEL G. JAMIESON
Chief Executive Officer

ANNUAL MEETING OF STOCKHOLDERS OF

MAM SOFTWARE GROUP, INC.

December 3, 2013

Please mark, date, sign and mail your proxy card in the

envelope provided as soon as possible

MARK, DATE, SIGN AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL PROPOSALS.	2. To approve a proposal to ratify the Board’s selection of KMJ CORBIN & COMPANY LLP as the Company’s independent auditors for the fiscal year ending June 30, 2014.

☐ FOR THE PROPOSAL
☐ AGAINST THE PROPOSAL

1.  Election of Directors

☐  FOR  ALL NOMINEES

☐  Michael G. Jamieson

☐  Dwight B. Mamanteo

☐  Frederick G. Wasserman

☐  Gerald M. Czarnecki

☐  W. Austin Lewis IV

☐  Peter H. Kamin

☐  WITHHOLD AUTHORITY

FOR ALL NOMINEES

☐ ABSTAIN

☐ FOR ALL EXCEPT	3. To approve, on an advisory basis, a resolution to approve the compensation of the Company’s named executive officers.
(See Instruction below)
☐ FOR THE PROPOSAL
☐ AGAINST THE PROPOSAL
☐ ABSTAIN

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and write the name of the nominee you wish to withhold authority in the box below.

To change the address on your account, please check ☐
the box at right and indicate your new address in the
space above. Please note that changes to the registered
name(s) on the account may be submitted via this method.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS MADE, THE PROXY SHALL BE VOTED FOR THE ELECTION OF THE LISTED NOMINEES AS DIRECTORS, FOR THE RATIFICATION OF KMJ CORBIN & COMPANY LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING JUNE 30, 2014, FOR THE APPROVAL OF COMPENSATION TO THE COMPANY”S NAMED EXECUTIVE OFFICERS.

PLEASE CHECK HERE IF YOU PLAN TO ATTEND THE ANNUAL MEETING OF STOCKHOLDERS ON DECEMBER 3, 2013 AT 9:30 A.M. (EASTERN STANDARD TIME) AT THE OFFICES OF ROBINSON BROG LEINWAND GREENE GENOVESE & GLUCK P.C., 875 THIRD AVENUE., NEW YORK, NY 10022 ☐

Signature of Stockholder ____________________ Date:  _____________   Signature of Stockholder _____________

Date:_________

Note: This proxy must be signed exactly as the name appears hereon.  When shares are held jointly, each holder should sign.  When signing as executor, administrator, attorney, trustee or guardian, please give full title as such.  If the signer is a corporation, please sign full corporate name by a duly authorized officer, giving full title as such.  If signer is a partnership, please sign in partnership name by an authorized person.

MAM SOFTWARE GROUP, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON DECEMBER 3, 2013

Revoking all prior proxies, the undersigned, a stockholder of MAM SOFTWARE GROUP, INC. (the “Company”), hereby appoints Michael Jamieson and Gerald Czarnecki or either of them, as attorneys-in-fact and agents of the undersigned, with full power of substitution, to vote all of the shares of the Company’s Common Stock, par value $0.0001 per share (“Common Stock”), owned by the undersigned at the Annual Meeting of Stockholders of the Company to be held on December 3, 2013 at the offices of Robinson Brog Leinwand Greene Genovese & Gluck P.C., 875 Third Avenue., New York, New York 10022, at 9:30 a.m. Eastern Standard Time, and at any adjournment thereof, as fully and effectively as the undersigned could do if personally present and voting, hereby approving, ratifying, and confirming all that said attorney and agent or his substitute may lawfully do in place of the undersigned as indicated on the reverse.

IMPORTANT:  SIGNATURE REQUIRED ON THE REVERSE SIDE

Appendix A

Audit Committee Charter

Role

The Audit Committee of the Board of Directors assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing, and reporting practices of the Company, and such other duties as directed by the Board. The Committee’s purpose is to oversee the accounting and financial reporting processes of the Company, the audits of the Company’s financial statements, the qualifications of the public accounting firm engaged as the Company's independent auditor to prepare or issue an audit report on the financial statements of the Company, and the performance of the Company's internal and independent auditors. The Committee’s role includes a particular focus on the qualitative aspects of financial reporting to shareholders, the Company’s processes to manage business and financial risk, and compliance with significant applicable legal, ethical, and regulatory requirements. The Committee is directly responsible for the appointment, compensation, retention and oversight of the independent auditor.

Membership

The membership of the Committee shall consist of at least three directors, all of whom shall meet the independence requirements established by the Board and applicable laws, regulations and listing requirements provided, that to the extent that the Board so determines and applicable laws, regulations and listing requirements permit (as, for instance, with regard to companies which are “Small Business Issuers” within the meaning of the applicable rules and regulations promulgated by the Securities and Exchange Commission (the “SEC”) , the membership of the Committee may consist of at least two directors or, if the membership of the Committee consists of at least three directors, one need not meet the aforesaid independence requirements. Each member shall in the judgment of the Board have the ability to read and understand fundamental financial statements. At least one member of the Committee shall in the judgment of the Board be an "audit committee financial expert" as defined by the rules and regulations promulgated by the SEC (the “SEC Rules”), and at least one member (who may also serve as the audit committee financial expert) shall in the judgment of the Board meet the applicable financial sophistication standard as defined by the requirements of the market or exchange on which the Company’s securities may from time to time be listed or qualified for trading. The Board appoints the members of the Committee and the chairperson. The Board may remove any member from the Committee at any time with or without cause.

Operations

The Committee shall meet at least four times a year. Additional meetings may occur as the Committee or its chair deems advisable. The Committee will cause to be kept adequate minutes of all its proceedings, and will report on its actions and activities at the next quarterly meeting of the Board. Committee members will be furnished with copies of the minutes of each meeting and any action taken by unanimous consent. The Committee is governed by the same rules regarding meetings (including meetings by conference telephone or similar communications equipment), action without meetings, notice, waiver of notice, and quorum and voting requirements as are applicable to the Board. The Committee is authorized and empowered to adopt its own rules of procedure not inconsistent with (a) any provision of this Charter, (b) any provision of the Bylaws of the Company, or (c) the laws of the state of Delaware.

Communications

The independent auditor reports directly to the Committee. The Committee is expected to maintain free and open communication with the independent auditor, the internal auditors, and management. This communication will include periodic private executive sessions with each of these parties.

Education

The Company is responsible for providing new members with appropriate orientation briefings and educational opportunities, and the full Committee with educational resources related to accounting principles and procedures, current accounting topics pertinent to the Company and other material as may be requested by the Committee. The Company will assist the Committee in maintaining appropriate financial literacy.

Authority

The Committee will have the resources and authority necessary to discharge its duties and responsibilities. The Committee has sole authority to retain and terminate outside financial experts or similar consultants, as it deems appropriate, including sole authority to approve the firms' fees and other retention terms. The Committee will be provided with appropriate funding by the Company, as the Committee determines, for the payment of compensation to the Company's independent auditor and other advisors as it deems appropriate, and ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties. In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention. Any communications between the Committee and legal counsel in the course of obtaining legal advice will be considered privileged communications of the Company, and the Committee will take all necessary steps to preserve the privileged nature of those communications. The Committee may form and delegate authority to subcommittees and may delegate authority to one or more designated members of the Committee.

Responsibilities

The Committee’s specific responsibilities in carrying out its oversight role are delineated in the Audit Committee Responsibilities Calendar. The Responsibilities Calendar will be updated annually to reflect changes in regulatory requirements, authoritative guidance, and evolving oversight practices. As the compendium of Committee responsibilities, the most recently updated Responsibilities Calendar will be considered to be an addendum to this Charter.

The Committee relies on the expertise and knowledge of management, the internal auditors and the independent auditor in carrying out its oversight responsibilities. Management of the Company is responsible for determining the Company’s financial statements are complete, accurate and in accordance with generally accepted accounting principles. The independent auditor is responsible for auditing the Company’s financial statements. It is not the duty of the Committee to plan or conduct audits, to determine that the financial statements are complete and accurate and in accordance with generally accepted accounting principles, to conduct investigations, or to assure compliance with laws and regulations or the Company’s standards of business conduct, codes of ethics, internal policies, procedures and controls.

MAM Software Group, Inc. Audit Committee Responsibilities Calendar

RESPONSIBILITY		WHEN PERFORMED
Audit Committee Meetings
		Q1	Q2	Q3	Q4	As Needed
1.	The agenda for Committee meetings will be prepared in consultation between the Committee chair (with input from the Committee members), Finance management, and the independent auditor.	X	X	X	X	X

2.	Review and update the Audit Committee Charter and Responsibilities Calendar annually.				X

3.	Complete an annual evaluation of the Committee’s performance.		X

4.	Provide a report in the annual proxy that includes the Committee’s review and discussion of matters with management and the independent auditor.	X

5.	Include a copy of the Committee charter as an appendix to the proxy statement at least once every three years. Appoint or replace the independent auditor and approve					X

6.	the terms on which the independent auditor is engaged for the ensuing fiscal year. At least annually, evaluate the independent auditor's qualifications, performance, and independence, including that of the lead partner. The evaluation will include obtaining a written report from the independent auditor describing: the firm’s internal quality control procedures; any material issues raised by the most recent internal				X

7.	quality control review, or peer review, of the firm or by any inquiry or investigation by governmental or professional authorities within the past five years, concerning an independent audit or audits carried out by the firm, and any steps taken to deal with those issues; and all relationships between the independent auditor and the Company.				X	X

8.	Resolve any disagreements between management and the independent auditor about financial reporting. Establish and oversee a policy designating permissible services that the independent auditor may perform for the Company, providing for pre-approval of those services by					X

9.	the Committee subject to the de minimis exceptions permitted under applicable rules, and quarterly review of any services approved by the designated member under the policy and the firm’s non-audit services and related fees.	X	X	X	X	X

10.	Review the responsibilities, functions and performance of the Company's internal audit department.			X

11.	Ensure receipt from the independent auditor of a formal written statement delineating all relationships between the auditor and the company, consistent with Independence Standards Board Standard No. 1, and actively engage in a dialogue with the auditor about any disclosed relationships or services that may impact the objectivity and independence of the auditor, and take appropriate action to oversee the independence of the independent auditor.	X

12.	Advise the Board about the Committee’s determination whether the Committee consists of three or more members all of whom are financially literate, including at least one member who has financial sophistication and is a financial expert.	X

13.	Inquire of Finance management and the independent auditor about significant risks or exposures, review the Company's policies for risk assessment and risk management, and assess the steps management has taken to control such risk to the Company.				X	X

14.	Review with the independent auditor and Finance management the audit scope and plan, and coordination of audit efforts to ensure completeness of coverage, reduction of redundant efforts, the effective use of audit resources, and the use of independent public accountants other than the appointed auditors of the Company.	X		X		X

15.	Consider and review with Finance management and the independent auditor:
	a. The Company’s annual assessment of the effectiveness of its internal controls and the independent auditor’s attestation and report about the Company’s assessment.	X
	b. The adequacy of the Company's internal controls including computerized information system controls and security.	X
	c. Any related significant findings and recommendations of the independent auditor and internal audit together with management's responses.					X

16.	Review with Finance management any significant changes to GAAP and/or MAP policies or standards.	X	X	X	X

17.	Review with Finance management and the independent auditor at the completion of the annual audit:
	a. The Company's annual financial statements and related footnotes.	X				X
	b. The independent auditor’s audit of the financial statements and its report thereon.	X				X
	c. Any significant changes required in the independent auditor’s audit plan.	X				X

	d. Any serious difficulties or disputes with management encountered during the course of the audit and management's response.	X				X
	e. Other matters related to the conduct of the audit which are to be communicated to the Committee under generally accepted auditing standards.	X				X

18.	Review with Finance management and the independent auditor at least annually the Company’s critical accounting policies.	X				X

19.	Review policies and procedures with respect to transactions between the Company and officers and directors, or affiliates of officers or directors, or transactions that are not a normal part of the Company’s business, and review and approve those related-party transactions that would be disclosed pursuant to SEC Regulation S-K, Item 404.				X	X

20.	Consider and review with Finance management:
	a. Significant findings during the year and management’s responses.	X	X	X	X	X
	b. Any difficulties encountered in the course of their audits, including any restrictions on the scope of their work or access to required information.	X	X	X	X	X
	c. Any changes required in planned scope of their audit plan.	X	X	X	X	X

21.	Participate in a telephonic meeting among Finance management and the independent auditor before each earnings release to discuss the earnings release, financial information and earnings guidance.	X	X	X	X

22.	Review and discuss with Finance management and the independent auditor the Company's quarterly financial statements.	X	X	X	X

23.	Review the periodic reports of the Company with Finance management and the independent auditor prior to filing of the reports with the SEC, including the disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations".	X	X	X	X

24.	In connection with each periodic report of the Company, review:
	a. Management’s disclosure to the Committee and the independent auditor under Section 302 of the Sarbanes-Oxley Act, including identified changes in internal control over financial reporting.	X	X	X	X
	b. The contents of the Chief Executive Officer and the Chief Financial Officer certificates to be filed under Sections 302 and 906 of the Sarbanes-Oxley Act.	X	X	X	X

25.	Monitor the appropriate standards adopted as a code of conduct for the Company.		X			X

26.	Review with the applicable officer of the Company legal and regulatory matters that may have a material impact on the financial statements, related Company compliance policies, and programs and reports received from regulators.	X	X	X	X

27.	Develop, review and oversee procedures for (i) receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls and auditing matters, and (ii) the confidential, anonymous submission of employee concerns regarding accounting or auditing matters.		X			X

28.	Meet with the independent auditor in executive session to discuss any matters the Committee or the independent auditor believes should be discussed privately with the Audit Committee.	X	X	X	X

29.	Meet with Finance management in executive sessions to discuss any matters the Committee or Finance management believes should be discussed privately with the Audit Committee.					X

30.	Set clear hiring policies for the Company's hiring of employees or former employees of the independent auditor who were engaged in the Company's account, and ensure the policies comply with any regulations applicable to the Company.					X

Appendix B

MAM Software Group, Inc.

COMPENSATION COMMITTEE CHARTER

Role

The Compensation Committee’s role is to discharge the Board’s responsibilities relating to compensation of the Company’s executives, to produce an annual report on executive compensation for inclusion in the Company’s proxy statement, and to oversee and advise the Board on the adoption of policies that govern the Company’s compensation programs, including stock and benefit plans.

Membership

The membership of the Committee consists of at least three directors, all of whom shall, except as otherwise permitted under applicable laws, regulations and listing requirements, (a) meet the independence requirements established by the Board and applicable laws, regulations and listing requirements, (b) be a "non-employee director" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, and (c) be an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code. The Board appoints the members of the Committee and the chairperson. The Board may remove any member from the Committee at any time with or without cause.

Operations

The Committee shall meet at least once a year. Additional meetings may occur as the Committee or its chair deems advisable. The Committee will cause to be kept adequate minutes of all its proceedings, and will report on its actions and activities at the next quarterly meeting of the Board. Committee members will be furnished with copies of the minutes of each meeting and any action taken by unanimous consent. The Committee is governed by the same rules regarding meetings (including meetings by conference telephone or similar communications equipment), action without meetings, notice, waiver of notice, and quorum and voting requirements as are applicable to the Board. The Committee is authorized to adopt its own rules of procedure not inconsistent with (a) any provision of this Charter, (b) any provision of the Bylaws of the Company, or (c) the laws of the state of Delaware.

Authority

The Committee will have the resources and authority necessary to discharge its duties and responsibilities. The Committee has sole authority to retain and terminate compensation consultants retained to assist the Committee in determining the compensation of the Chief Executive Officer or senior executive officers, or other similar experts or consultants, as it deems appropriate, including sole authority to approve the firms' fees and other retention terms. Any communications between the Committee and legal counsel in the course of obtaining legal advice will be considered privileged communications of the Company and the Committee will take all necessary steps to preserve the privileged nature of those communications.

The Committee may form and delegate authority to subcommittees and may delegate authority to one or more designated members of the Committee.

Responsibilities

Subject to the provisions of any applicable MAM Software Group corporate governance policies, the principal responsibilities and functions of the Compensation Committee are as follows:

1. Review the competitiveness of the Company’s executive compensation programs to ensure (a) the attraction and retention of corporate officers, (b) the motivation of corporate officers to achieve the Company’s business objectives, and (c) the alignment of the interests of key leadership with the long-term interests of the Company’s shareholders.

2. Review trends in management compensation, oversee the development of new compensation plans, and, when necessary, approve the revision of existing plans.

3. Review and approve the compensation structure for corporate officers at the level of corporate vice president and above.

4. Oversee an evaluation of the performance of the Company's executive officers and approve the annual compensation, including salary, bonus, incentive and equity compensation, for the executive officers.

5. Review and approve CEO goals and objectives, evaluate CEO performance in light of these corporate objectives, and set CEO compensation consistent with company philosophy. The CEO may not be present during deliberations or voting concerning the CEO's compensation. The CEO will be reviewed by the Chairman of the Board. The results of the annual CEO evaluation will be considered in setting CEO salary and other compensation.

6. Review and approve compensation packages for new corporate officers and termination packages for corporate officers as requested by management.

7. Review and discuss with the Board and senior officers plans for officer development and corporate succession plans for the CEO and other senior officers.

8. Review and make recommendations concerning long-term incentive compensation plans, including the use of equity-based plans. Except as otherwise delegated by the Board, the Committee will act on behalf of the Board as the “Committee” established to administer equity-based and employee benefit plans, and as such will discharge any responsibilities imposed on the Committee under those plans, including making and authorizing grants, in accordance with the terms of those plans.

9. Review periodic reports from management on matters relating to the Company’s personnel appointments and practices.

10. Produce an annual Report of the Compensation Committee on Executive Compensation for the Company’s annual proxy statement in compliance with applicable Securities and Exchange Commission rules and regulations and relevant listing authority.

11. Regularly review and make recommendations about changes to the charter of the Committee.

12. Obtain or perform an annual evaluation of the Committee's performance and make applicable recommendations.

Appendix C

MAM Software Group, Inc.

CORPORATE GOVERNANCE AND NOMINATING COMMITTEE CHARTER

Role

The Corporate Governance and Nominating Committee’s role is to determine the slate of director nominees for election to the Company’s Board of Directors, to identify and recommend candidates to fill vacancies occurring between annual shareholder meetings, to review, evaluate and recommend changes to the Company’s corporate governance policies, and to review the Company's policies and programs that relate to matters of corporate responsibility, including public issues of significance to the Company and its stakeholders.

Membership

The membership of the Committee consists of at least two directors, each of whom shall meet the independence requirements established by the Board and applicable laws, regulations and listing requirements, provided, that if the Committee consists of at least three directors and applicable laws, regulations and listing requirements so permit, one of those directors need not meet independence requirements. The Board appoints the members of the Committee and the chairperson. The Board may remove any member from the Committee at any time with or without cause.

Operations

The Committee shall meet at least once a year. Additional meetings may occur as the Committee or its chair deems advisable. The Committee will cause to be kept adequate minutes of all its proceedings, and will report on its actions and activities at the next quarterly meeting of the Board (or within four months, whichever occurs sooner). Committee members will be furnished with copies of the minutes of each meeting and any action taken by unanimous consent. The Committee is governed by the same rules regarding meetings (including meetings by conference telephone or similar communications equipment), action without meetings, notice, waiver of notice, and quorum and voting requirements as are applicable to the Board. The Committee is authorized and empowered to adopt its own rules of procedure not inconsistent with (a) any provision of this Charter, (b) any provision of the Bylaws of the Company, or (c) the laws of the state of Delaware.

Authority

The Committee will have the resources and authority necessary to discharge its duties and responsibilities. The Committee has sole authority to retain and terminate any search firm used to identify director candidates, or other similar experts or consultants, as it deems appropriate, including sole authority to approve such firms' fees and other retention terms. Any communications between the Committee and legal counsel in the course of obtaining legal advice will be considered privileged communications of the Company and the Committee will take all necessary steps to preserve the privileged nature of those communications.

The Committee may form and delegate authority to subcommittees and may delegate authority to one or more designated members of the Committee.

Responsibilities

Subject to the provisions of the Corporate Governance Guidelines, the principal responsibilities and functions of the Governance and Nominating Committee are as follows:

1. Annually evaluate and report to the Board on the performance and effectiveness of the Board to facilitate the directors fulfilling their responsibilities in a manner that serves the interests of MAM Software Group, Inc.’s shareholders.

2. Annually present to the Board a list of individuals recommended for nomination for election to the Board at the annual meeting of shareholders.

3. Before recommending an incumbent, replacement or additional director, review his or her qualifications, including capability, availability to serve, conflicts of interest, and other relevant factors.

4. Assist in identifying, interviewing and recruiting candidates for the Board.

5. Annually review the composition of each committee and present recommendations for committee memberships to the Board as requested by the Board.

6. Periodically review the compensation paid to non-employee directors for annual retainers (including Board and committee Chairs) and meeting fees, if any, and make recommendations to the Board for any adjustments. No member of the Committee will act to fix his or her own compensation except for uniform compensation to directors for their services as such.

7. Develop and periodically review and recommend to the Board appropriate revisions to the Company's corporate governance policies.

8. Monitor compliance with the Company’s corporate governance policies.

9. Regularly review and make recommendations about changes to the charter of the Corporate Governance and Nominating Committee.

10. Regularly review and make recommendations about changes to the charters of other Board committees after consultation with the respective committee chairs.

11. Obtain or perform an annual evaluation of the Committee's performance and make applicable recommendations.

12. Assist the Chairman of the Board, if the Chairman is a non-management director, or otherwise the Chairman of the Committee acting as Lead Independent Director, in leading the Board’s annual review of the Chief Executive Officer's performance.